Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Stock Option and Incentive Plan of Moderna, Inc. of our reports dated February 20, 2026, with respect to the consolidated financial statements of Moderna, Inc. and the effectiveness of internal control over financial reporting of Moderna, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 20, 2026